Exhibit 99.1

  Jacuzzi Brands Announces Fourth Quarter and Full Year 2005 Financial Results

    WEST PALM BEACH, Fla.--(BUSINESS WIRE)--Dec. 12, 2005--Jacuzzi Brands, Inc. (NYSE: JJZ):

    --  Q4 FY 2005 Plumbing Products Sales Up 17.6% to $98.0 Million

    --  Q4 FY 2005 Bath Products Sales Declined 2.9% to $195.3 Million

    --  Net Debt at September 30, 2005 Declined 34.2% to $284.4
        Million

    Jacuzzi Brands, Inc. (NYSE: JJZ) today announced operating results for the fourth quarter and fiscal year ended September 30, 2005. Net sales for the fourth quarter of fiscal 2005 were $293.3 million compared to $308.5 million for the fourth quarter of fiscal 2004. Operating income in the fourth quarter of 2005 was $17.1 million compared to operating income of $37.8 million in the fourth quarter of 2004.

                        Sales for the        Operating Income for the
                        3 Months Ended            3 Months Ended
                  -------------------------- -------------------------
                        September 30,              September 30,
                      2005          2004         2005         2004
                  ------------  ------------ ------------ ------------
                                      (in millions)

Bath Products      $    195.3    $    201.1     $    6.9    $    18.5
Plumbing                 98.0          83.3         24.1         17.6
Rexair                      -          24.1            -          7.1
Corporate & Other           -             -        (13.9)        (5.4)
                  ------------  ------------ ------------ ------------
                   $    293.3    $    308.5    $    17.1    $    37.8
                  ============  ============ ============ ============

    Plumbing Products sales increased 17.6% over the fourth quarter of fiscal 2004, offsetting a 2.9% decline in Bath Products sales from the prior year period. Rexair, Inc. contributed no sales in the fiscal 2005 fourth quarter as compared to $24.1 million of sales in the fourth quarter of fiscal 2004. As previously announced, the Company completed the sale of Rexair on June 30, 2005. The Company currently holds an approximately 30% equity interest in Rexair's new parent company, which is accounted for under the equity method. As a result of this continuing investment, Rexair is not being accounted for as a discontinued operation.
    Operating income for the fourth quarter in the Plumbing Products segment rose 36.9% over the comparable prior year period, while operating income in the Bath Products segment declined 62.7%. Total operating income in the fourth quarter of fiscal 2005 included restructuring charges of $5.8 million, while total operating income in the fourth quarter of 2004 included restructuring charges of $1.4 million. Fiscal 2004 fourth quarter results included Rexair operating income of $7.1 million. The equity income associated with the retained investment in Rexair's new parent company of $0.6 million in the fourth quarter of fiscal 2005 was included in other income (expense), net. Factors impacting these results, as well as corporate and other costs, are discussed in more detail below.
    Earnings from continuing operations in the fiscal 2005 fourth quarter of $4.9 million, or $0.06 per share, included after-tax restructuring charges of $3.2 million, or $0.04 per share, and after-tax equity earnings in Rexair of $0.3 million. Earnings from continuing operations in the fourth quarter of fiscal 2004 were $15.0 million, or $0.20 per share, and included after-tax restructuring charges of $0.9 million, or $0.01 per share. Fiscal 2004 fourth quarter results also benefited from Rexair's operating income of $0.06 per share.
    Net income for the fourth quarter of fiscal 2005 of $2.3 million, or $0.03 per share included a loss from discontinued operations of $2.6 million, or $0.03 per share. Net earnings for the fourth quarter of fiscal 2004 of $5.4 million, or $0.07 per share, included a loss from discontinued operations of $9.6 million, or $0.13 per share.

    Rexair

    Beginning in the fourth quarter of fiscal 2005, the Company's share of Rexair's earnings has been recorded in other income (expense), net. In all periods prior to the fourth quarter of fiscal 2005, all Rexair's sales and operating income were included in consolidated sales and consolidated operating income results. Prior to the sale, Rexair contributed $19.0 million of operating income, or $0.14 per share, to fiscal year 2005 results.

                                3 Months Ended         Year Ended
                               -----------------   -------------------
                                  September 30,        September 30,
                                 2005      2004      2005       2004
                               --------  --------  --------   --------
                                           (in millions)

Net Sales                       $    -    $ 24.1    $ 76.1    $ 104.8
Operating Income                $    -    $  7.1    $ 19.0    $  27.3
Other Income (Expense), Net     $   0.6   $    -    $  0.6    $     -
Capital Expenditures            $    -    $  0.5    $  0.4    $   1.5
Depreciation & Amortization     $    -    $  0.8    $  2.3    $   3.3


Bath Products
                                3 Months Ended         Year Ended
                               -----------------   -------------------
                                  September 30,       September 30,
                                 2005      2004      2005       2004
                               --------  --------  --------   --------
                                           (in millions)

Net Sales                       $ 195.3   $201.1    $ 780.8   $ 788.4
Operating Income                $   6.9   $ 18.5    $  30.1   $  57.2
Capital Expenditures            $   3.2   $  9.0    $  18.0   $  17.2
Depreciation & Amortization     $   4.8   $  3.3    $  15.6   $  11.8


    Sales decreased $5.8 million in the fourth quarter of fiscal 2005 from the same period in fiscal 2004. Bath sales benefited from higher product pricing initiated to help offset higher raw material costs. However, these higher prices were not enough to offset the reduced volume, primarily in our U.K. market. Sales in the U.K., the Company's largest market outside the U.S., declined by 24% in local currency as the slow down in the U.K. market, which began in the second quarter of fiscal 2005, continued through the end of the fourth quarter. As retail sales in the U.K. have declined, customers have reacted by reducing their inventory levels as they wait for a consumer rebound. Sales were also negatively impacted by $0.5 million in foreign currency fluctuations.
    Operating income declined to $6.9 million in the fourth quarter of fiscal 2005 from $18.5 million in the fourth quarter of fiscal 2004. Operating income was negatively impacted by the lower volume in the U.K. market and unfavorable sales mix in the Italian market. In addition, increased advertising, display and other costs associated with the 2005 global branding and new product introduction program also negatively impacted earnings. These negative results were partially offset by increased profits in the U.S. bath business resulting primarily from cost reductions in the form of reduced scrap. Price increases helped offset raw material cost increases for the quarter.
    Operating income in the fourth quarter of 2005 included $0.9 million of restructuring charges compared to $1.4 million in restructuring charges in the comparable prior year period. The 2005 charges were primarily related to staffing reductions in the U.K. and in the domestic bath business and other overhead reductions. The 2004 restructuring charges were primarily related to the consolidation of administrative functions into the shared services center in Dallas, TX.

Plumbing Products

                                3 Months Ended           Year Ended
                               -----------------       --------------
                                  September 30,         September 30,
                                 2005      2004        2005      2004
                                ------    ------      ------    ------
                                           (in millions)

Net Sales                       $ 98.0    $ 83.3      $ 353.1  $308.0
Operating Income                $ 24.1    $ 17.6      $  75.3  $ 60.7
Capital Expenditures            $  1.1    $  1.4      $   4.0  $  3.5
Depreciation & Amortization     $  1.3    $  1.5      $   5.2  $  5.6


    The 17.6% rise in Plumbing Products sales during the fiscal 2005 fourth quarter was driven by the continued growth in principal markets, successful new product introductions and improved pricing.
    Operating income for the fourth quarter of fiscal 2005 increased 36.9% from the same period last year. Strong sales volume, favorable pricing and lower purchased parts costs resulting from new sourcing initiatives helped offset escalating resin costs, which negatively impacted PEX margins in the quarter.

    Corporate Expenses and Other

    Corporate expenses increased to $13.9 million in the fourth quarter of fiscal 2005 from $5.4 million in the fourth quarter of fiscal 2004. The fourth quarter of fiscal 2005 included restructuring charges of $4.9 million related to the elimination of certain executive positions. The remaining increase is primarily the result of a reserve for the settlement of taxes on property ($2.0 million), reduced pension income due to a lower discount rate and increased amortization of net actuarial losses ($1.5 million), increased audit and other fees associated with Sarbanes-Oxley compliance ($1.5 million), partially offset by lower compensation and benefit costs ($0.6 million).
    Other income (expense), net, in the fourth quarter of fiscal 2005 included $0.6 million in equity earnings from the Company's investment in Rexair. Other income (expense), net in the fourth quarter of fiscal 2004 included foreign currency transaction losses of $2.1 million primarily related to fluctuations in the Canadian dollar.
    Total debt (notes payable, current maturities of long-term debt and long-term debt) at September 30, 2005 of $407.0 million decreased from September 30, 2004 levels of $471.8 million. Net debt (total debt of $407.0 million less cash and cash equivalents and restricted cash of $122.6 million at September 30, 2005 and total debt of $471.8 million less cash and cash equivalents of $39.6 million at September 30, 2004) decreased $147.8 million to $284.4 million at September 30, 2005 from $432.2 million at September 30, 2004, primarily as a result of the proceeds of the sale of Rexair. Free cash flow from continuing operations (cash flow provided from operating activities of continuing operations of $52.2 million plus proceeds from assets disposals before the sale of Rexair of $7.4 million, less capital spending of $22.7 million) was $36.9 million for fiscal 2005.

    Fiscal Year Summary

    Net sales for fiscal 2005 were up slightly to $1.21 billion from $1.20 billion in fiscal 2004. A 14.6% increase in Plumbing Products sales was partially offset by a slight decrease in Bath Products segment sales and the absence of Rexair sales in the fiscal 2005 fourth quarter. The decrease in the Bath Products segment resulted from the slow down in the U.K. market and softness in the Italian bath and U.S. spa markets. Fiscal 2005 sales in the Bath Products segment included a $13.5 million benefit from favorable currency exchange rates. Operating income decreased from $127.2 million in fiscal 2004 to $94.4 million in fiscal 2005, primarily as a result of the loss in Rexair earnings in the fourth quarter of 2005 and a decrease in Bath Products segment unit sales. The decline in Bath Products unit sales also triggered decreases in production levels, which resulted in the lower absorption of fixed manufacturing costs. The U.K. and Italian bath businesses were also affected by a shift in mix to lower margin products.
    Fiscal 2005 earnings from continuing operations of $0.76 per share included a gain on the sale of Rexair of $24.7 million, or $0.32 per share, a tax benefit of $8.8 million, or $0.12 per share, after-tax restructuring charges of $5.3 million or $0.07 per share, and after-tax debt retirement costs of $1.8 million or $0.02 per share. Fiscal 2004 earnings from continuing operations of $0.64 per share included after-tax restructuring charges of $1.7 million or $0.02 per share, after-tax note write-off of $2.5 million or $0.03 per share, and an after-tax benefit from interest income on a tax settlement of $1.5 million or $0.02 per share. Excluding the above mentioned items, fiscal 2005 adjusted earnings from continuing operations was $0.41 per share versus $0.67 per share in fiscal 2004.

    Outlook

    David H. Clarke, Chairman and Chief Executive Officer of Jacuzzi Brands, stated, "I am very pleased with the decisive action which Al Marini and our whole team have taken, since our management change in mid-August, to restore profitability and growth at our bath business. We are off to a good start in 2006 and I believe we will see continued growth in the plumbing business and a significant improvement in results in the bath operations this year."
    The Company expects to report earnings from continuing operations of $0.50 to $0.52 per share for fiscal 2006. This guidance includes a $0.07 per share gain from the settlement of a land note in the first quarter of fiscal 2006 less $0.01 per share of restructuring charges in fiscal 2006. This guidance anticipates continued strong performance in our Plumbing Products segment, increased profitability in the Bath Products segment, reduced net interest expense and an approximate $19.0 million reduction in operating earnings from Rexair due to the majority sale of that business. This guidance does not include any other expenses that might be incurred in connection with additional personnel eliminations or other measures that might be undertaken to restructure operations and further reduce the Company's cost structure.

    Conference Call

    The Company will host a conference call on December 12, 2005 at 11:00 am (Eastern Time) to review the operating results. The dial-in number is (630) 395-0023. The pass code to participate is "2835156" and the leader's name is David Clarke. A replay of the call will be available through January 11, 2006 by calling (402) 220-3015. The call will be web cast by Thomson/CCBN. Individual investors can listen to the call at www.earnings.com. Institutional investors can access the call via www.streetevents.com, a password protected event management site, through January 11, 2006.
    Jacuzzi Brands, Inc., through its subsidiaries, is a global manufacturer and distributor of branded bath and plumbing products for the residential, commercial and institutional markets. These include whirlpool baths, spas, showers, sanitary ware and bathtubs, as well as professional grade drainage, water control, commercial faucets and other plumbing products. Our products are marketed under our portfolio of brand names, including JACUZZI(R), SUNDANCE(R), ZURN(R) and ASTRACAST(R). Learn more at www.jacuzzibrands.com.
    Jacuzzi Brands, Inc. operates on a 52- or 53-week fiscal year ending on the Saturday nearest to September 30. The periods presented in this press release ended the Saturday nearest September 30 of the respective year, but are presented as of September 30 for convenience.

    This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including the Company's current expectations with respect to future market conditions, future operating results and other plans. Words such as "expects," "intends," "anticipates," "plans," "projects," "probably," "believes," "estimates," "may," "will," "should," "shall," and similar expressions typically identify such forward-looking statements. Even though the Company believes the expectations reflected in such forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be attained. In particular, various economic and competitive factors, including those outside our control, such as interest rates, foreign currency exchange rates, inflation rates, instability in domestic and foreign financial markets, acts of war, terrorist acts, outbreaks of new diseases, consumer spending patterns, energy costs and availability, freight costs, availability of consumer and commercial credit, adverse weather, levels of residential and commercial construction, changes in raw material and component costs, and the credit worthiness of our customers, insurers, and investees, and other factors contained in the Company's filings with the Securities and Exchange Commission could cause our actual results in fiscal 2006 and in future years to differ materially from those expressed in this press release.

    Jacuzzi Brands, Inc. prepares its financial statements in accordance with accounting principles generally accepted in the United States (GAAP). Adjusted earnings from continuing operations, net debt and free cash flow are non-GAAP financial measures, which exclude certain charges and have material limitations. Items excluded from earnings from continuing operations to arrive at adjusted earnings from continuing operations include restructuring charges, net of tax, and the other items set forth in the reconciliation attached to this release. Free cash flow includes net cash provided by continuing operations less capital spending, net of asset sales. Adjusted earnings from continuing operations and related per share information, along with free cash flow, are key measures used by management to evaluate its operations. Management does not consider the items excluded from the non-GAAP measures of operating performance to be normal operating costs and therefore, excludes them from the evaluation of the Company's operating performance. Adjusted earnings from continuing operations and free cash flow should not be considered measures of financial condition or performance in isolation or as an alternative to earnings from continuing operations, cash flow from operations, net earnings, or earnings per share from continuing operations as reported in accordance with GAAP, and as presented, may not be comparable to similarly titled measures of other companies. Items excluded from earnings from continuing operations, cash flow from operations, earnings per share from continuing operations and the forecasted earnings per share are significant components in understanding and assessing financial performance.

                         Jacuzzi Brands, Inc.
             Condensed Consolidated Statements of Earnings
                 (in millions, except per share data)


                              Three Months Ended       Year Ended
                              ------------------  --------------------
                                 September 30,       September 30,
                                 2005      2004      2005       2004
                              --------- --------- ---------  ---------
                                        (Restated)          (Restated)
                                        (1)                  (1)

Net sales                      $ 293.3   $ 308.5  $1,210.0   $1,201.2
Operating costs and expenses:
Cost of products sold            199.2     206.6     820.4      802.4
Selling, general and
 administrative expenses          71.2      62.7     285.8      268.7
Restructuring charges              5.8       1.4       9.4        2.9
                                ------- --------- --------- ----------

Operating income                  17.1      37.8      94.4      127.2

Interest expense                 (11.2)    (12.1)    (48.1)     (50.5)
Interest income                    1.5       0.9       3.0        4.7
(Loss) gain on sale of business   (1.1)        -      24.7          -
Other expense, net                (0.1)     (2.5)     (6.0)      (3.2)
                                ------- --------- --------- ----------

Earnings before income taxes
 and
discontinued operations            6.2      24.1      68.0       78.2
Provision for income taxes        (1.3)     (9.1)    (10.0)     (29.9)
                                ------- --------- --------- ----------

Earnings from continuing
 operations                        4.9      15.0      58.0       48.3
                                ------- --------- --------- ----------

Income (loss) from discontinued
 operations, net of tax benefit
(provision) of ($0.1), $5.6,
 $2.3 and $11.5, respectively      0.2      (9.6)     (4.5)     (19.9)
Loss from disposals of
 discontinued operations, net
 of
tax provision of $1.8 and $0.6,
 respectively                     (2.8)        -     (59.1)         -
                                ------- --------- --------- ----------
Net earnings (loss)            $   2.3   $   5.4   $  (5.6)   $  28.4
                                ======= ========= ========= ==========

Basic earnings (loss) per
 share:
Continuing operations          $  0.06   $  0.20   $  0.77    $  0.64
Discontinued operations          (0.03)    (0.13)    (0.84)     (0.26)
                                ------- --------- --------- ----------
                               $  0.03   $  0.07   $ (0.07)   $  0.38
                                ======= ========= ========= ==========
Diluted earnings (loss) per
 share:
Continuing operations          $  0.06   $  0.20   $  0.76    $  0.64
Discontinued operations          (0.03)    (0.13)    (0.83)     (0.27)
                                ------- --------- --------- ----------
                               $  0.03   $  0.07   $ (0.07)   $  0.37
                                ======= ========= ========= ==========

(1) Net earnings and earnings per share were restated to reflect the consolidation of the Company's investment in Spear & Jackson as a result of the increase in our ownership percentage and termination of voting restrictions. Net earnings for the three months and the year ended September 30, 2004 decreased by $0.1 million as a result of the restatement; earnings per share for those periods did not change from amounts previously reported.


                    Jacuzzi Brands, Inc. Condensed
                      Consolidated Balance Sheets
                             (in millions)

                                           September 30, September 30,
                                               2005          2004
                                           ------------- -------------
                                                          (Restated)
                                ASSETS

Current assets:
Cash and cash equivalents                    $    110.2     $    39.6
Trade receivables, net                            200.5         220.1
Inventories                                       165.0         180.7
Deferred income taxes                              27.9          27.8
Assets held for sale                               69.7          70.2
Other current assets                               22.6          22.1
                                             -----------    ----------

Total current assets                              595.9         560.5

Restricted cash collateral accounts                12.4             -
Property, plant and equipment, net                103.7         118.6
Pension assets                                    147.8         150.3
Insurance for asbestos claims                     153.0         171.0
Goodwill                                          228.2         281.7
Other intangibles, net                                -          59.7
Other non-current assets                           48.5          38.6
                                             -----------    ----------
TOTAL ASSETS                                 $  1,289.5     $ 1,380.4
                                             ===========    ==========

                 LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Notes payable                                $     22.0     $    21.1
Current maturities of long-term debt                1.5           3.9
Trade accounts payable                            105.7         113.3
Income taxes payable                               24.7          18.2
Liabilities associated with assets held
 for sale                                          66.9          43.1
Accrued expenses and other current
 liabilities                                      114.4         120.2
                                            ------------ -------------

Total current liabilities                         335.2         319.8

Long-term debt                                    383.5         446.8
Deferred income taxes                               5.6          34.3
Asbestos claims                                   153.0         171.0
Other non-current liabilities                     127.0         120.0
                                            ------------ -------------

Total liabilities                               1,004.3       1,091.9

Commitments and contingencies
Stockholders' equity                              285.2         288.5
                                            ------------ -------------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY   $  1,289.5     $ 1,380.4
                                            ============ =============


                         Jacuzzi Brands, Inc.
                   Supplemental Segment Information
                             (in millions)

                     Bath    Plumbing          Corporate  Consolidated
                   Products  Products  Rexair  and Other     Total
                  --------- --------- ------- ---------- -------------
Net Sales
 Fourth
  Quarter   2005... $ 195.3   $  98.0  $    -     $    -    $    293.3
            2004...   201.1      83.3    24.1          -         308.5
 Year
  to Date   2005... $ 780.8   $ 353.1  $ 76.1     $    -    $  1,210.0
            2004...   788.4     308.0   104.8          -       1,201.2
 ---------------------------------------------------------------------
Total Operating Income (Loss)
 Fourth
  Quarter   2005... $   6.9   $  24.1  $    -     $(13.9)   $     17.1
            2004...    18.5      17.6     7.1       (5.4)         37.8
 Year
  to Date   2005... $  30.1   $  75.3  $ 19.0     $(30.0)   $     94.4
            2004...    57.2      60.7    27.3      (18.0)        127.2
 ---------------------------------------------------------------------
Capital Expenditures
 Fourth
  Quarter   2005... $   3.2   $   1.1  $    -     $    -    $      4.3
            2004...     9.0       1.4     0.5        0.2          11.1
 Year
  to Date   2005... $  18.0   $   4.0  $  0.4     $  0.3    $     22.7
            2004...    17.2       3.5     1.5        0.8          23.0
 ---------------------------------------------------------------------
Depreciation and Amortization
 Fourth
  Quarter   2005... $   4.8   $   1.3  $    -     $  0.6    $      6.7
            2004...     3.3       1.5     0.8        0.8           6.4
 Year
  to Date   2005... $  15.6   $   5.2  $  2.3     $  3.2    $     26.3
            2004...    11.8       5.6     3.3        1.7          22.4
 ---------------------------------------------------------------------
Restructuring Charges Included In Operating Income (Loss)
 Fourth
  Quarter   2005... $   0.9   $     -  $    -       $4.9    $      5.8
            2004...     1.4         -       -          -           1.4
 Year
  to Date   2005... $   4.5   $     -  $    -       $4.9           9.4
            2004...     3.5         -       -       (0.6)          2.9
 ---------------------------------------------------------------------


                         Jacuzzi Brands, Inc.
      Computation of Adjusted Earnings from Continuing Operations
                 (in millions, except per share data)

                                            Three Months
                                               Ended      Year Ended
                                           September 30, September 30,
                                                2005          2005
                                           ------------- -------------
                                             $     EPS     $     EPS
                                           ------ ------ ------ ------
Earnings from continuing operations        $ 4.9  $0.06  $58.0  $0.76

Restructuring charges, net of tax            3.2   0.04    5.3   0.07
                                           ------ ------ ------ ------

                                             8.1   0.10   63.3   0.83

Gain on sale of business, net of tax        (1.1) (0.01) (24.7) (0.32)

Debt retirement costs, net of tax              -      -    1.8   0.02

Tax benefit on audit settlement             (1.5) (0.02)  (8.8) (0.12)

                                           ------ ------ ------ ------

Adjusted earnings from continuing
 operations                                $ 5.5  $0.07  $31.6  $0.41
                                           ====== ====== ====== ======


                                            Three Months
                                               Ended      Year Ended
                                           September 30, September 30,
                                               2004          2004
                                           ------------- -------------
                                             $     EPS     $     EPS
                                           ------ ------ ------ ------
Earnings from continuing operations        $15.0  $0.20  $48.3  $0.64

Restructuring charges, net of tax            0.9   0.01    1.7   0.02
                                           ------ ------ ------ ------
                                            15.9   0.21   50.0   0.66

Brazilian note write-off, net of tax           -      -    2.5   0.03

Interest income on tax settlement, net of
 tax                                           -      -   (1.5) (0.02)
                                           ------ ------ ------ ------
Adjusted earnings from continuing
 operations                                $15.9  $0.21  $51.0  $0.67
                                           ====== ====== ====== ======


    CONTACT: Jacuzzi Brands, Inc.
             Investor Relations:
             Diana Burton, 561-514-3850
             or
             Investor Relations Firm:
             The Equity Group Inc.
             Devin Sullivan, 212-836-9608